Contact: Julia McCartney, 714.667.8252, ext. 230

julia.mccartney@grubb-ellis.com

Grubb & Ellis Apartment REIT Acquires
Arboleda Apartments in Cedar Park, Texas

SANTA ANA, Calif. (April 4, 2008) – Grubb & Ellis Apartment REIT, Inc. today announced the acquisition of Arboleda Apartments in the Austin-suburb of Cedar Park, Texas.

Arboleda Apartments is a 312-unit multifamily property totaling approximately 250,000 gross leaseable square feet. Completed in 2007, the property consists of 13 two- and three-story buildings that offer six different floor plans ranging in size from 650-square-foot one bedroom/one bath units to 1,230-square-foot three bedroom/two bath units. Property amenities include a fitness center, business center, controlled access gates and detached garages. Unit features include full-size washer and dryer connections, kitchen pantries, walk-in closets and patios and balconies.

Located at 900 Discovery Blvd., Arboleda Apartments is adjacent to the 183-A Toll Road and in close proximity to Country Route 180 and U.S. Route 183. The property provides 536 parking spaces, including 48 detached garages. Arboleda Apartments is currently 92 percent occupied.

“Arboleda Apartments has a high tenancy rate in an expanding market, which should provide steady cash flow and growth in the long-term value of the property,” said Grubb & Ellis Apartment REIT Chief Executive Officer Stanley J. Olander Jr. “The addition of Arboleda Apartments further strengthens the Grubb & Ellis Apartment REIT portfolio.”

According to the United States Census Bureau, Cedar Park is one of the fastest growing cities in the nation. Since 1990, the city has grown by a factor greater than 10, from approximately 5,000 people in 1990 to an estimated 52,000 in 2006. Additionally, the Greater Austin region boasts an unemployment rate of just 3.6 percent as of February 2008, significantly lower than the national rate of 4.8 percent, according to the United States Bureau of Labor Statistics.

There are 17 hospitals within a 30-mile radius of Cedar Park, as well as a number of institutions of higher education, including: Austin Community College, Concordia University, Houston-Tillotson College, LeTourneau University, Round Rock Higher Education Center, Southwestern University, St. Edwards University and University of Texas at Austin. Major area employers include Texas Technologies, 3ps Inc. and TouchKO Inc.

Grubb & Ellis Apartment REIT purchased Arboleda Apartments from Cedar Park Multifamily, Ltd. Financing was arranged by Don Marshall and Mike Bryant with Capmark Finance.

As of March 21, 2007, Grubb & Ellis Apartment REIT has sold approximately 10.1 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $100 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Apartment REIT offers a monthly distribution of 7.00 percent per annum and, as of April 2, 2008, has made 10 geographically-diverse acquisitions with a total portfolio valued at approximately $251 million.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Apartment REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges, public non-traded real estate investment trusts (REITs) and real estate investment funds. As of December 31, 2007, nearly $3 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 216 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year.  For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the importance that the property adds to the Grubb & Ellis Apartment REIT portfolio, and the enhancement of stockholder value. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the economy and demand for healthcare related services of the greater Cedar Park and Austin, Texas area; the strengths and financial condition of Arboleda Apartments; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.

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